Chase Securities, Inc.
270 Park Avenue
New York, New York 10017-2070







January 14, 1998


Ms. Donna Cambas
National Fuel Gas Company
10 Lafayette Square - Room 1100
Buffalo, New York  14203


Dear Ms. Cambas:

The is to advise you that in connection with the distribution of commercial paper for the National Fuel Gas Company from October 1, 1997 to December 31, 1997 all sales and resales on your behalf by Chase Securities, Inc. were made only to those customers included in the Confidential List retained by the corporation of National Fuel Gas Company's commercial paper program. The issuance of National Fuel Gas Company commercial paper and sales thereof were made in accordance with the provisions of that program. A summary of all trade activitiy for the quarter is attached.


Sincerely,

/s/ Anton J. Schubert

Anton J. Schubert
Vice President

Chase Securities, Inc.
270 Park Avenue
New York, NY 10017-2070


                            NATIONAL FUEL GAS COMPANY

                        Fourth Quarter Performance Report

                      October 1, 1997 to December 31, 1997


    PAR       ISSUE     MATURITY
  AMOUNT       DATE       DATE     RATE   YIELD      TERM        TYPE

20,000,000   10/06/97   12/05/97   5.57   5.6248    63 Days   Discounted
15,000,000   10/06/97   01/20/98   5.61   5.7042   106 Days   Discounted
10,000,000   10/16/97   12/01/97   5.60   5.5896    46 Days   Discounted
 5,000,000   10/16/97   12/08/97   5.60   5.6466    53 Days   Discounted
10,000,000   11/03/97   03/06/98   5.68   5.7924   123 Days   Discounted
15,000,000   11/07/97   02/12/98   5.71   5.7992    97 Days   Discounted
15,000,000   11/17/97   11/18/97   5.75   5.7509     1 Day    Discounted
14,000,000   11/18/97   11/19/97   5.60   5.6008     1 Day    Discounted
15,000,000   11/18/97   02/05/98   5.77   5.8147    48 Days   Discounted

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119.


                                             /s/Anton J. Schubert
                                             Anton J. Schubert, Vice President